Exhibit 99.1

Galecto Announces Topline Results from Phase 2b GALACTIC-1 Trial of GB0139 for the Treatment of Idiopathic Pulmonary Fibrosis

Announces next steps for clinical development plan in severe liver diseases

Boston, MA, August 15, 2023 - Galecto, Inc. (NASDAQ: GLTO), a clinical-stage biotechnology company and world leader in galectin biology, focused on the development of novel treatments for fibrosis and cancer, today announced topline results from its Phase 2b GALACTIC-1 trial evaluating the safety and efficacy of inhaled GB0139 for the treatment of idiopathic pulmonary fibrosis (IPF).

The GALACTIC-1 trial did not meet its primary endpoint of change from baseline in rate of decline in forced vital capacity (FVC). Based on the results of the GALACTIC-1 trial, Galecto plans to discontinue development of GB0139. Going forward, Galecto will focus on development opportunities for the treatment of severe liver diseases.

“We are very disappointed that the GALACTIC-1 results do not support the continued development of GB0139 as a new treatment for IPF,” said Hans Schambye, President and Chief Executive Officer of Galecto. “Galecto expresses its sincere thanks to the patients and clinical trial investigators for their participation in this study.”

Dr. Schambye continued, “As of July 31, 2023, Galecto had approximately $49.0 million in cash, cash equivalents and investments. Given the impact of the results from the GALACTIC-1 trial on our future plans, we are currently evaluating resource allocation with the goal of extending our cash runway into 2025. Going forward, we are eager to expand our focus on advancing our pipeline of our orally administered compounds, GB1211 and GB2064. We believe that the previously reported promising clinical results with these compounds represent significant and meaningful opportunities in severe liver diseases, including decompensated cirrhosis and hepatocellular carcinoma. We plan to provide greater detail and next steps before the end of October.”

GALACTIC-1 Results

The GALACTIC-1 trial (NCT03832946) enrolled 173 patients who were not receiving pirfenidone or nintedanib, the current standard of care for IPF. The trial compared treatment with the inhaled 3 mg dose of GB0139 to placebo (randomized 2:1) over 52 weeks. The GALACTIC-1 trial did not meet its primary endpoint of change from baseline in rate of decline in forced vital capacity (FVC) at week 52. Levels of galectin-3 increased from day 0 to week 52 in both the placebo and active GB0139 3 mg arms, and thus there was no confirmation of target engagement in the trial. The mean change in FVC from baseline to week 52 was -316.6 ml in the GB0139 3 mg arm compared to -127.4 ml in the placebo arm (placebo-corrected difference of -189.2 ml; 95% CI -311.28 to -67.10 ml). The observed decrease in lung function in the placebo group was lower than similar placebo groups reported in previous IPF trials with other drugs.

In the safety analysis, Galecto observed a significant amount of IPF-like treatment-emergent adverse events in the active GB0139 arm commensurate with FVC development. The most common adverse events included cough, dyspnea and COVID-19. Treatment-emergent serious adverse events, which included worsening of IPF, were observed in 7.8% of patients in the GB0139 group and 1.4% of patients in the placebo group. Adverse events leading to death were similar in both groups.

Galecto intends to work in close collaboration with external experts to analyze the results observed in the placebo arm of the GALACTIC-1 trial. Additionally, Galecto plans to communicate the results of the GALACTIC-1 trial at an upcoming medical conference.

Next Steps in Severe Liver Diseases

Galecto previously announced that it had concluded a U.S. Food and Drug Administration (FDA) Type C meeting centered around the continued development of GB1211, Galecto’s oral galectin-3 inhibitor product candidate for the treatment of compensated and decompensated cirrhosis. As a result of this meeting and in accordance with guidance received from the FDA, Galecto’s next step in the development of GB1211 is to initiate a long-term, randomized, placebo-controlled, Phase 2a trial in patients with decompensated NASH cirrhosis, which will evaluate efficacy and tolerability at additional dose levels. This trial, referred to as the GULLIVER-3 trial, is expected to be initiated in early 2024, subject to obtaining additional financing.

Dr. Michael Charlton, Professor of Medicine and Chief of Hepatology at the University of Chicago, commented, “The Galecto program is forging a new path in liver disease with its focus on patients with decompensated cirrhosis, a very serious condition with high mortality. I am hopeful that this new program can translate into meaningful improvements for patients. As we progress, it is vital that we keep refining our approach to drug development for severe liver disease and apply practical and meaningful variables, like Model for End-stage Liver Disease (MELD) score, a highly validated model used throughout the world for predicting mortality in liver disease and to prioritize patients for liver transplantation.”

Galectin-3 and LOXL2 have been shown to be critical drivers of fibrotic disease pathogenesis and are associated with severe liver disease and poor outcomes. Galecto previously announced topline results from its Phase 1b/2a GULLIVER-2 trial of GB1211, its orally available galectin-3 inhibitor, for the treatment of decompensated cirrhosis. Topline results from the GULLIVER-2 trial showed statistically significant reductions in liver enzymes (AST, ALT and GGT) and other positive biomarker effects after 12 weeks of treatment, as well as a reduction in MELD score. GB1211 also exhibited a favorable tolerability profile in this trial.

About Galecto

Galecto is a clinical stage company incorporated in the U.S. that is developing small molecule-based inhibitors of galectin-3 and LOXL2. Galecto has multiple ongoing Phase 2 clinical programs in fibrosis and cancer, including (i) an orally active LOXL2 inhibitor (GB2064) in a Phase 2a trial for the treatment of myelofibrosis; (ii) an orally active galectin-3 inhibitor (GB1211) in a recently completed Phase 1b/2a trial in liver cirrhosis; and (iii) an orally active galectin-3 inhibitor (GB1211) in combination with atezolizumab (Tecentriq®) in a separate Phase 2a trial for the treatment of NSCLC.

Galecto intends to use its website as a means of disclosing material non-public information. For regular updates about Galecto, visit www.galecto.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about Galecto’s ability to make progress across its clinical pipeline of assets and Galecto’s expectation that it will evaluate resource allocation to extend its cash runway into 2025. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. For such statements, Galecto claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Galecto's expectations. Factors that could cause actual results to differ materially from the forward-looking statements include risks and uncertainties related to the development of Galecto’s product candidates and their therapeutic potential, the risk that results of earlier-stage clinical trials may not reflect the results of later-stage clinical trials, having adequate funds and their use, and those disclosed in Galecto’s filings with the Securities and Exchange Commission (SEC), including, but not limited to, Galecto’s Annual Report on Form 10-K, as filed with the SEC on March 9, 2023. These forward-looking statements represent Galecto's judgment as of the time of this release. Galecto disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

For more information, contact:

Galecto, Inc.
Hans Schambye, CEO Jon Freve, CFO
+45 70 70 52 10
Investors/US	Media/EU
Ashley R. Robinson arr@lifesciadvisors.com	Sandya von der Weid svonderweid@lifesciadvisors.com
+1 617 430 7577	+41 78 680 0538